Exhibit 10.16

DESCRIPTION OF LONG-TERM DISABILITY ARRANGEMENTS

The Company makes available an executive disability coverage program to provide disability benefits to the named executive officers and other management employees. The executive disability coverage is designed to replace 66  2/3% of the base salary, bonuses and incentive compensation of the employee up to a maximum of $25,000 per month benefit. Under the executive disability coverage, the employee pays for the premiums.

In addition to the above coverage, the Company provides supplemental disability coverage for Felix E. Wright, David S. Haffner and Karl G. Glassman under various policies. This supplemental disability coverage provides the following benefits:

Name	Current Age	Annual Premiums*	Monthly Benefit	Benefit Period
Felix E. Wright	73	$8,715	$20,000	24 months
David S. Haffner	56	$4,874	$16,300	Until Age 65
Karl G. Glassman	50	$1,185	$4,200	Until Age 65

*	Under the supplemental disability coverage, the Company pays for the premium.